Exhibit 19.3

Memorandum

To	Directors	From	Deputy General Counsel & Corporate Secretary
		Dept.	Legal
Subject	Securities Trading Policy for S&P Global Directors	Updated Date	February 10, 2025
Who Is Covered by This Policy?
Directors of S&P Global Inc. (the “Company”) are subject to a variety of U.S. and non‐U.S. laws, regulations and policies covering purchases, sales and other transactions (such as puts, calls, collars, swaps and other derivative transactions, collectively, “trading”) involving common stock, preferred stock, debt, warrants, options and other securities (collectively, “securities”) of the Company and other companies with which we do business or engage in transactions.
This policy is designed to cover securities trading by directors, together with their “Related Persons,” which include (i) a director’s spouse, domestic partner, or equivalent; a director’s dependent child or stepchild, regardless of residence; and other relatives of a director, including step, and adoptive relationships, that both are dependent and reside in the same residence; (ii) any trust or estate in which a director or a Related Person is a settlor, beneficiary, trustee, executor or the like; (iii) any partnership in which a director or a Related Person is a general partner; (iv) any corporation in which a director or one or more Related Persons, either singly or together, own a controlling interest; and (v) any trust, corporation, charitable organization, or other entity or group where a director or a Related Person has or shares with others the power to decide whether to buy or sell securities.
Part I of this policy sets forth requirements for securities trading by directors, together with their Related Persons. Securities are covered by this policy if they are (or are expected to become) beneficially owned by a director or a director’s Related Persons. In general, “beneficial ownership” means holding, or sharing, either voting power or investment power over the securities. Securities that a director owns directly are beneficially owned by a director. In addition, if a director has the power to trade or vote securities, directly or indirectly, then a director beneficially owns those securities for purposes of this policy, even if a director does not own them directly.
Part II of this policy sets forth additional reporting requirements for securities trading under Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
What Is the Purpose of This Policy?
This policy is designed to protect directors, and the Company, from a charge of “insider trading” under the U.S. federal securities laws. In addition, this policy is designed to ensure compliance with Section 16 and other specific legal requirements by directors, for the benefit of the directors as well as the Company.
Where May I Obtain Further Information?

The discussion in this policy is intended only to summarize considerations directors should be aware of when contemplating securities trading. It is, of course, impossible in the context of this policy to fully explain all aspects of U.S. and non‐U.S. securities laws that may apply to a particular securities trade. Any questions concerning securities trading or a director’s responsibilities under this policy should be directed to the Company’s Chief Legal Officer or Corporate Secretary.
Part I – Securities Trading
A.Insider Trading
Trading in securities on the basis of Material Nonpublic Information about S&P Global Inc., or any other company or its securities, may violate Rule 10b‐5 under the Exchange Act as well as other federal, state and non‐U.S. laws. Such action also violates the Company’s Code of Business Ethics for directors. Further, it may be a violation if an individual communicates or “tips” Material Nonpublic Information to another person who trades in securities on the basis of such information. The potential liabilities for such violations are substantial, and include civil and criminal sanctions.
Accordingly, directors are prohibited from trading in securities on the basis of Material Nonpublic Information, and are likewise prohibited from “tipping” any such information to another person.
What Securities Are Covered by This Prohibition?
The securities covered by this prohibition include securities of the Company and securities of any other company with which we do business or engage in transactions.
What Is Material Nonpublic Information?
“Material Nonpublic Information” means all non‐public information that a reasonable investor would likely consider important in making an investment decision or non‐public information that is reasonably likely to affect the market price of a security when it is publicly disclosed. Information is non‐public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Nonpublic Information can be positive or negative and may involve events with contingencies.
Information about the Company or another company with which S&P Global does business or engages in transactions that you become aware of in the course of your board service should be considered non‐public, until it has been publicly disclosed and absorbed by the marketplace. Important events involving Material Nonpublic Information may include knowledge about quarterly or annual financial earnings results; pending negotiations relating to significant acquisitions or divestitures; expected increases or decreases in cash dividends; a decision by a company to purchase a large block of shares in the open market; and major business developments expected to significantly affect operations and results in an important segment of a company’s business. Of course, these examples are illustrative only; by the very nature of the subject, it is not possible to provide an exhaustive list of events which might affect the judgment of investors as to the merits of trading in securities, or might affect current market prices for securities.
B.Procedures for Trading in Company Securities
Directors are required to obtain pre‐clearance from the Company’s Corporate Secretary before they or their Related Persons initiate any trading in Company securities. This is important to avoid unintentionally engaging in transactions in Company securities when you may be deemed to have Material Nonpublic Information.
The pre‐clearance requirement also applies to any gifts or bequests of Company securities.
If pre‐clearance is granted, it will remain in effect for the remainder of that same trading day on which it is granted plus three additional trading days, unless you are notified otherwise (which notification may occur after pre‐clearance is granted, in which case no further trading is permitted under such grant). Approved trades not executed within this timeframe require a new pre‐clearance request and approval.
Because pre‐clearance, or a denial of pre‐clearance, may in itself convey Material Nonpublic Information, you may not relay this information to anyone.
Because the Legal Department is not necessarily aware of all Material Nonpublic Information about the Company or its securities that an individual director may have, any pre‐clearance to trade should not be understood as a determination by the Legal Department that you are not in possession of Material Nonpublic Information. You are encouraged to consult with the Legal Department if you have any questions in this regard.
Pre‐clearance is not required for trading in securities of other companies with which we do business or engage in transactions. You are encouraged to consult with the Legal Department if you think you may be in possession of Material Nonpublic Information about another company with which we do business or engage in transactions.
C.Closed Windows
In connection with the Company’s release of quarterly and year‐end earnings, the Company has for a number of years had in place a “no trading” policy which prohibits directors and their Related Persons from trading in Company securities during the four market sensitive time periods listed below, referred to as “Closed Windows.”
The purpose of these trading restrictions is to eliminate even the appearance of impropriety in connection with directors (and their Related Persons) trading of Company securities during periods in which Material Nonpublic Information may be available to directors.
Accordingly, no trading of Company securities will be permitted by directors or their Related Persons during the following Closed Windows:

•March 16 until 24 hours after the release of the Company’s first quarter earnings.
•June 15 until 24 hours after the release of the Company’s second quarter earnings.
•September 15 until 24 hours after the release of the Company’s third quarter earnings.
•December 16 until 24 hours after the release of the Company’s year‐end earnings.
From time to time, the Legal Department may extend a Closed Window or may institute a Closed Window during a time period other than those described above, during which no trading of Company securities will be permitted by directors or their Related Persons. Because the extension or institution of a Closed Window is often done for cautionary purposes, no inference should be drawn that the Company is then in possession of Material Nonpublic Information. However, the announcement of an extension or institution of a Closed Window should be treated confidentially, and you may not relay this information to anyone.
Should a director leave the Company for any reason during a Closed Window, these trading restrictions will apply through the scheduled end date of that Closed Window, unless the Legal

Department notifies such director otherwise. Note, however, that whether or not a former director continues to be subject to this policy, federal securities laws continue to prohibit such person from trading on the basis of Material Nonpublic Information. If a former director believes that he or she may be in possession of Material Nonpublic Information about the Company or its securities, he or she should contact the Legal Department before trading in Company securities.
Exceptions to this policy may be granted only in exceptional circumstances by the Chief Legal Officer of the Company.
D.Certain Other Restrictions Applicable to Company Securities
1.No Speculative Trading in Company Securities; No Hedging of Company Securities
Speculative trading in Company securities is prohibited, including short sales and derivative transactions such as puts, calls, swaps and collar arrangements. The prohibition on short sales means that a director and their Related Persons may not sell S&P Global Securities if (i) he or she does not then own the securities; or (ii) he or she fails without good reason to deliver the certificates for the securities within 20 days after the sale or to mail them for clearing within five days after the sale. The prohibition on speculative trading also means that hedging transactions involving Company securities are prohibited. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in Company securities or to protect, in whole or in part, against declines in the value of Company securities.
2.No Margin Accounts for Company Securities
Because securities held in a margin account may be sold at a time when a director is in possession of Material Nonpublic Information about the Company, no Company securities may be held in a margin account or any other account that could cause Company securities to be subject to a margin call, or otherwise be available as collateral for a margin loan.
3.No Pledging of Company Securities
No Company securities may be pledged or otherwise used as security for a loan.
4.No Third-Party Discretionary Accounts for Company Securities
Because trading in Company securities held by a third-party discretionary account could take place without pre‐clearance and/or during a Closed Window, you or your Related Persons may not hold Company securities in a third-party discretionary account. This prohibition does not apply to securities of other companies.
5.No Blind Trusts for Company Securities
Because trading in Company securities held by a blind trust could take place without pre‐clearance and/or during a Closed Window, you or your Related Persons may not hold Company securities in a blind trust. This prohibition does not apply to securities of other companies.
Part II – Section 16
Section 16 of the Exchange Act contains reporting and liability provisions applicable to directors (and Section 16 executive officers of the Company). Liability under Section 16 is based upon transactions in Company securities and is a direct personal liability of the individual. In addition, late filings and violations of the reporting provisions by a covered individual must be reported in the Company’s annual proxy statement. As a result, it is extremely important that directors be aware of the reporting obligations and trading restrictions imposed by Section 16 of the Exchange Act.

In addition, because directors are presumptively “affiliates” of the Company, sales of Company securities by directors should be carried out in accordance with the requirements of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”).
A.Section 16(a) – Reporting
The Exchange Act requires directors to file reports with the SEC and the Company as to holdings and transactions in Company securities. The reporting and liability provisions of Section 16 will apply to those securities in which the director has or shares a direct or indirect pecuniary interest. “Pecuniary interest” is defined as “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.”
An individual may have an indirect pecuniary interest in securities held by a Related Person (please see above under “Who is Covered by This Policy”). The SEC has adopted rules governing the application of these principles to specific cases and you should review with the Legal Department any of the indirect ownership relationships described above which may be applicable to you.
Any questions as to your obligation to file Section 16 forms should be referred to the Legal Department.
B.Section 16 Forms
Securities as to which an individual has a direct or indirect pecuniary interest, under the rules referred to above, must be reported on the Section 16 forms described below. The Legal Department, in conjunction with the Executive Compensation Department, will assist you in the preparation and filing of these forms.
The SEC requires that all Section 16 forms be filed electronically, and all completed Section 16 forms are made public on the Internet by the SEC. Companies must make all Section 16 Forms available on their corporate websites no later than the end of the business day following the day of filing with the SEC.
1.SEC Form 3
SEC Form 3 is an initial report of a director’s holdings in Company securities. Directors must file a report on SEC Form 3 within 10 days after becoming subject to Section 16. The Legal Department, in conjunction with the Executive Compensation Department, will prepare an SEC Form 3 for a newly elected director who is subject to Section 16 upon submission by such individual of information as to his or her holdings in Company securities.
2.SEC Form 4
A director must report on SEC Form 4 all subsequent acquisitions or dispositions of Company securities by 10 p.m. Eastern time on the second business day following the date on which the transaction is executed. The Legal Department, in conjunction with the Executive Compensation Department, will prepare an SEC Form 4 for all directors based upon advice from the individual that he or she has engaged in securities transactions. Please note that the two business‐day filing deadline is generally triggered by the trade date, rather than the settlement date, of a transaction. Thus, it is essential that directors promptly advise the Legal Department of the details of their transactions.
It is the Company’s policy to file on an SEC Form 4 even those transactions that may be eligible for reporting on SEC Form 5 (as described below) in order to avoid inadvertently overlooking the otherwise‐required filing on SEC Form 5 after the end of the calendar year. Some examples of the types of transactions that must be reported on SEC Form 4 either in accordance with Section 16 rules or this policy are:
•acquisition or disposition of shares in the open market or in private purchases and sales;
•withholding of shares to satisfy taxes due in connection with an option exercise or the vesting of restricted stock;
•delivery of previously owned shares to pay the exercise price of an option or withholding taxes due in connection with the exercise of an option;
•the crediting to a “deferred stock account” of a director of shares to be issued and delivered in the future; and
•gifts of shares, including transfers to family trusts or other estate planning vehicles.
3.SEC Form 5
SEC Form 5 is an annual filing permitted for a very limited number of transactions, including gifts, that are not required to be reported currently on SEC Form 4. Any transaction eligible for reporting on Form 5 may optionally be reported earlier on SEC Form 4. As noted above, it is the policy of the Company to make all filings on SEC Form 4 to avoid inadvertently overlooking filings; accordingly, there should be no need to use an SEC Form 5. Throughout this policy, all filing references are therefore to SEC Form 4 even when the rules of the SEC would permit a filing on SEC Form 5.
C.Application of Section 16(a) Reporting Requirements to Plans
1.Director Deferred Stock Ownership Plan (“Director Stock Plan”)
An SEC Form 4 will need to be filed following the crediting to a director’s deferred stock account under the Director Stock Plan of accrued share and dividend equivalents. The fact that such “shares” are not actually issued and delivered until a director leaves the Board does not excuse or delay the need to report such transactions.
2.Gifts and Bequests
The Company’s policy is to require the reporting of gifts and bequests of Company stock on SEC Form 4.
D.Disclosure of Noncompliance; Penalties
The SEC requires disclosure in the Company’s proxy statement of filing delinquencies by directors during the preceding fiscal year. The disclosure must name each such director and set forth the number of transactions not reported on a timely basis, as well as any known failure to file a required form. In addition, late or insufficient disclosure can subject the director and the Company to SEC administrative proceedings and possible civil fines.
E.Section 16(b) – Purchases and Sales Within a Six‐Month Period
In addition to compliance with the reporting requirements under Section 16(a) of the Exchange Act described above, you must also avoid the short‐swing profit liability provisions of Section 16(b) of such Act. Section 16(b) was originally enacted to address concerns over unfair insider trading. Under Section 16(b), you are required to pay to the Company (and the Company is obligated to recover from you) any “profit” realized through any non‐exempt purchase and sale, or sale and purchase, by you of Company securities within any six‐month period. The six‐month period refers to any period within six months either before or after the opposite transaction. Any Company shareholder may bring a legal action to recover such “profit” for the Company if the Company does not act to seek such recovery from the offending director. This is commonly referred to as Section 16(b) short‐swing profit or windfall profit liability. The SEC and the courts interpret Section 16(b) literally, irrespective of the good faith of the director or the lack of undisclosed material information, on the grounds that it is a strict liability provision.
The measure of profit recoverable by the Company under Section 16(b) is the difference between the lowest price paid on any purchase and the highest price received on any sale which occurs within a six‐month period (recovery may be required even though you suffer a net loss with respect to all transactions during such six‐month period).
The SEC’s broad definition of beneficial ownership and the application of the pecuniary interest standard (including to securities held by family members, as described above) applies to these trading restrictions. A disclaimer of beneficial ownership or pecuniary interest on SEC Forms 3 or 4 does not automatically protect you from short‐swing profit liability.
The terms “purchase” and “sale” are given very broad interpretations. Several exemptions from what constitutes a “purchase” or a “sale” and other special considerations apply, however, and the Company has designed and implemented its Director Stock Plan to obtain applicable exemptions. The operation of these rules is demonstrated in the following contexts:
1.Director Stock Plan
The crediting to a director’s deferred stock account under the Director Stock Plan of accrued share and dividend equivalents is considered an “exempt” (non‐matchable) purchase under the short‐swing profit liability rules, as is the subsequent issuance of such stock. A sale of such issued shares, though, that takes place while a director continues in service on the Board will be considered a “non‐exempt” (matchable) sale, as will any sale occurring less than six‐months after a director has left the Board to the extent it can be matched against any “non‐exempt” purchases during the preceding six‐months.
2.Gifts/Bequests
Gifts and bequests generally are treated as exempt (“non‐matchable”) acquisitions (if the director is the beneficiary of the gift) or dispositions (if the director is the donor) for purposes of short‐swing profit liability. However, in some instances the SEC’s definition of “gift” has been very narrow, so any contemplated transaction of this type or with respect to bequests should be carefully analyzed in advance. Furthermore, as discussed above, gift and bequest transactions will, in any event, be required to be reported on SEC Form 4 under this policy.
In view of the foregoing, before entering into transactions of any nature with respect to the Company’s securities within six months of any other transaction (including transactions which involve your spouse, your minor child, any relative living in your home, or anyone else whose shares you may be deemed to own beneficially), you should carefully consider whether the federal securities laws may apply and, of course, seek advice from the Legal Department. You are in any event required to pre‐clear all transactions with the Legal Department as discussed in Part I.B. of this policy.
F.Sales Requiring Compliance with Rule 144
All directors may be deemed to be “affiliates” under the federal securities laws and are therefore required to sell Company securities only in compliance with Rule 144 under the Securities

Act. This includes securities purchased in the open market, acquired through the exercise of stock options or obtained by way of grant of restricted stock.
In brief, the restrictions of Rule 144 are as follows:
•If within any three‐month period the proceeds of sales exceed $50,000 or more than 5,000 shares are sold, the director must file three copies of a Notice of Proposed Sale on Form 144 with the SEC concurrently with placing the sale order with a broker. The Legal Department will assist you in the preparation of this Form.
•Rule 144 sales must be made through a broker, who has certain obligations with respect to the manner of sale.
•The volume limit on the number of shares which can be sold under Rule 144 during any three‐month period is calculated upon the greater of 1% of the total number of shares of Company common stock outstanding or the average weekly trading volume on all national securities exchanges during the preceding four weeks. Certain persons must aggregate their sales (for example, donors must aggregate with donees, pledgors with pledgees).
•For “restricted” (i.e., unregistered) securities only, a six‐month holding period is required before the securities may be sold, even under Rule 144.
•Persons (charitable institutions as well as individuals) who receive Company securities as gifts from “affiliates” (such gift recipients are referred to as donees) may be required to sell these securities in compliance with Rule 144 for a limited period following the completion of the gift.
If a proposed sale by you or your donee must comply with Rule 144, please contact the Legal Department for the form letter of representations and warranties which must be signed by you and copies of the Notice of Proposed Sale on Form 144 which must be completed by you and filed with the SEC. Your brokerage firm probably will require that you also sign their form letter. One copy of each signed form should be furnished to the Legal Department.